Exhibit 10.1

BOARD OBSERVER AGREEMENT

This Board Observer Agreement (this “Agreement”), dated as of October 4, 2021, is made by and between New York REIT Liquidating LLC, a Delaware limited liability company (the “Company”), and John Lee (“Mr. Lee”).

RECITALS

WHEREAS, the Company is appointing Mr. Lee to attend, in a non-voting observer capacity, meetings of the board of managers of the Company (the “Board”); and

WHEREAS, in connection with Mr. Lee’s appointment, the parties hereto have agreed to certain other matters, as provided in this Agreement;

NOW, THEREFORE, in consideration of the premises and the covenants made herein and the mutual benefits to be derived herefrom, the parties agree as follows:

Section 1.1. Appointment of Board Observer.

(a) Subject to the terms and conditions set forth in this Agreement, the Company hereby appoints Mr. Lee to attend, in a non-voting observer capacity, all meetings of the Board, for a term of one year, which shall renew automatically for successive one-year terms until Mr. Lee’s earlier death or resignation; provided that, at any time following the first anniversary of the date of this Agreement, either party may terminate this Agreemeent upon 30 days’ prior written notice to the other party. Mr. Lee shall have the right to be heard at any such meeting, but in no event shall he: (i) be deemed to be a member of the Board, (ii) have the right to vote on any matter under consideration by the Board or otherwise have any power to cause the Company to take, or not to take, any action or (iii) have, or be deemed to have, or otherwise be subject to, any fiduciary duties to the Company or its unitholders applicable to the managers of the Company. For the avoidance of doubt, Mr. Lee’s presence shall not be necessary to establish a quorum at any meeting of the Board.

(b) For so long as Mr. Lee serves as a Board observer, subject to Section 1.1(c) below, he shall be provided copies of all notices, minutes, consents, and other written materials that are provided to its managers at substantially the same time and in substantially the same manner as such materials are delivered to the Company’s managers in their roles as members of the Board.

(c) Notwithstanding the foregoing, the Company may withhold any information and exclude Mr. Lee from any meeting (or portion thereof) if the Board determines that (i) access to such information or attendance at such meeting (or portion thereof) could adversely affect the attorney-client privilege between the Company and its counsel, (ii) access to such information or attendance at such meeting could result in an actual or potential conflict between the Company and Mr. Lee or his affiliates, including if the Board or any Board committee plans to discuss (x) non-public, tenant-level information relating to Worldwide Plaza (“WWP”) or (y) non-public information relating to the sale of WWP or the Company’s ownership interst in WWP, or (iii) such exclusion from information or attendance is necessary or advisable (on the advice of the counsel) to satisfy Board members’ fiduciary duties as managers of the Company to all holders of the Company’s units.

Section 1.2. Confidential Treatment of Company Confidential Information.

(a) Confidential Information. Except as otherwise provided in this Agreement, Mr. Lee agrees to hold in strict confidence all non-public, proprietary or confidential information (written, oral, electronic or otherwise) of the Company or its affiliates that is disclosed to him by or on behalf of the Company in connection with serving as a Board observer (collectively, “Confidential Information”) in the same manner and to the same degree as members of the Board. Without the prior written consent of the Board, Mr. Lee will not, directly or indirectly, use (other than to provide advice to the Board) or disclose any Confidential Information to any other person or entity other than the TOBI XXX LLC, TOBI III SPE XXI LLC (together with their affiliates, the “Investor”) and their advisors; provided in the case of advisors, (x) such disclosure is in connection with the Investor’s exercise of its rights as a Member of the Company or in connection with this Agreement and (y) such advisors are subject to confidentiality obligations no less restrictive than the confidentiality obligations set forth herein. “Confidential Information” does not include information (i) that is or becomes available to the public other than as a result of an act or omission by Mr. Lee or one of his affiliates, (ii) that Mr. Lee receives or has received on a non-confidential basis from a source who is not, to Mr. Lee’s knowledge, subject to a contractual, legal, fiduciary or other obligation of confidentiality with respect to such information or (iii) that Mr. Lee or one of his affiliates or representatives develops independently of and without any reference to any Confidential Information disclosed to Mr. Lee. Mr. Lee understands and agrees that, by virtue of this Agreement or receiving Confidential Information, he shall not obtain any title to, or any other ownership interest in, any Confidential Information. The Company acknowledges and agrees that nothing in this Agreement (including Section 1.2(a)) shall limit, restrict or prohibit Investor from participating in any sale of, submitting an offer or bid for, or otherwise seeking to acquire, the Company’s ownership interest in WWP. In addition, notwithstanding anything herein to the contrary, nothing in this Agreement shall be construed as (A) making the Investor or Mr. Lee an insider of the Company, (B) creating any duties or restrictions on the Investor’s ability to trade any debt or equity issued by the Company beyond those that may exist under applicable law, or (C) creating any fiduciary relationship between Mr. Lee, the Investor or either of their Representatives and any other holder of securities issued by the Company. The Company (1) acknowledges that Mr. Lee has advised it that the Investor and its affiliates are in the business of investing and trading in securities and (2) agrees that this Agreement shall not in any way restrict or limit the activities of the Investor, any of their affiliates or any of their respective employees in the business of investing and trading in securities so long as (x) such activities are undertaken by such Investor, employees and/or affiliates that are not then in possession of Confidential Information conveyed, directly or indirectly, by Mr. Lee and (y) Mr. Lee is subject to information barriers designed to protect the flow of Confidential Information to the Investor and its employees and affiliates or an affirmative defense pursuant to paragraph (c) of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, is otherwise available.

(b) Disclosure of Confidential Information. In the event that Mr. Lee is requested or required, in connection with any proceeding by or before a governmental authority, to disclose any Confidential Information, he will give the Company prompt written notice of such request or requirement so that the Company may seek, at its sole expense, an appropriate order or other remedy protecting the Confidential Information from disclosure, and Mr. Lee will reasonably cooperate with the Company to obtain such protective order or other remedy. In the event that a protective order or other remedy is not obtained or the Company waives its right to seek such an order or other remedy, Mr. Lee may, without liability under this Agreement, furnish only that portion of the Confidential Information which, on the advice of counsel, Mr. Lee is legally required to disclose in connection with such proceeding; provided that Mr. Lee gives the Company written notice of the information to be disclosed as far in advance of its disclosure as practicable and use commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such information.

(c) Return or Destruction of Confidential Information. At such time as Mr. Lee is no longer a Board observer, Mr. Lee will promptly: (i) return to the Company (or destroy) all physical materials containing or consisting of Confidential Information and all hard copies thereof and (ii) destroy all electronically stored Confidential Information in Mr. Lee’s possession or control. Mr. Lee will be permitted to retain one copy of the Confidential Information for regulatory or compliance purposes and electronic copies of Confidential Information automatically generated through back-up and/or archiving systems. Any Confidential Information that is not returned or destroyed, including any oral Confidential Information, and all notes, analyses, compilations, studies or other documents prepared by or for the benefit of Mr. Lee from such information, will remain subject to the obligations set forth in this Section 1.2 for so long as such Confidential Information is retained.

Section 1.3. Indemnification; Advancement of Expenses; Insurance. Mr. Lee shall be entitled to advancement of expenses and rights to indemnification from the Company to the same extent provided by the Company to members of the Board under the Limited Liabiilty Company Agreement of the Company as in effect on the date hereof. The foregoing rights to indemnification and advancement of expenses constitute third-party rights contractually extended to Mr. Lee by the Company and do not constitute rights to indemnification or advancement of expenses as a result of Mr. Lee serving as a director, officer, employee, or agent of the Company. The Company shall reimburse Mr. Lee, on the same basis as members of the Board, for all reasonable out-of-pocket expenses incurred by Mr. Lee in connection with attendance at Board and committee meetings or any other matter which the Company requests Mr. Lee to undertake on behalf of the Company (it being understood that Mr. Lee shall be under no obligation to undertake any matter unless Mr. Lee expressly agrees thereto in his or her sole discretion). All reimbursements payable by the Company pursuant to this Section 1.3 shall be paid to Mr. Lee in accordance with the Company’s policies and practices with respect to Board member expense reimbursement then in effect; provided, however, that any such reimbursement shall be paid to Mr. Lee no later than comparable reimbursement is paid to the members of the Board. Mr. Lee shall not be entitled to receive any other payment or remuneration hereunder or otherwise in connection with Mr. Lee’s involvement with the Board or any committee thereof. Notwithstanding anything to the contrary set forth herein, Mr. Lee shall not be entitled to advancement of expenses or rights to indemnification in respect of any dispute arising under this Agreement. The Company shall use commercially reasoanble efforts to obtain, and maintain in effect for the duration of Mr. Lee’s appointment as a non-voting observer to the Board and thereafter for the duration of the statute of limitations, a policy of liability insurance for Mr. Lee acceptable to Mr. Lee against liability that may be asserted against or incurred by him or her in his or her capacity as a non-voting observer which is no worse in scope and amount to that provided to the members of the Board. Upon request, the Company shall provide Mr. Lee or his counsel with a copy of all directors’ liability insurance applications, binders, policies, declarations, endorsements, and other related materials.

Section 1.4. Specific Performance; Governing Law. The parties acknowledge and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to at law or equity, the other party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery of the State of Delaware or, if just court declines jurisdiction, the federal courts of the State of Delaware or, if such courts decline jusrisdiction, the state courts of the State of Delaware. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law. Furthermore, each of the parties hereto (a) consents to submit itself or himself to the exclusive personal jurisdiction of the aforementioned courts in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it or he shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it or he shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the aforementioned courts as provided above, (d) irrevocably waives any right to trial by jury, (e) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and (f) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address set forth in Section 1.7 (if applicable), the address of such party’s principal place of business (if the address of such party is not set forth in Section 1.8) or such party’s address as determined pursuant to applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

Section 1.5. No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

Section 1.6. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof.

Section 1.7. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

If to the Company:

New York REIT Liquidating LLC

7 Bulfinch Place, Suite 500

Boston, MA 02114

Attention:     Randolph C. Read

Email:           rcread@icmgi.com

With a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention:     William D. Regner

Email:           wdregner@debevoise.com

If to Mr. Lee:

TOBI XXX LLC, TOBI III SPE XXI LLC

650 Newport Center Drive

Newport Beach, CA 92660

Attn:             John Lee

Email:          john.lee@pimco.com

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, CA 92626-1925

Attention:     Daniel Rees

Email:           daniel.rees@lw.com

Section 1.8. Amendments. This Agreement may only be amended pursuant to a written agreement executed by Mr. Lee and the Company.

Section 1.9. Severability. If at any time subsequent to the date of this Agreement, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

Section 1.10. Counterparts. This Agreement may be executed (including by facismile or PDF) in two or more counterparts which together shall constitute a single agreement.

Section 1.11. Successors and Assigns. This Agreement shall not be assignable by any of the parties to this Agreement. This Agreement, however, shall be binding on successors of the parties hereto.

Section 1.12. Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

Section 1.13. Interpretation and Construction. Each party acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each party hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “including” shall be deemed to mean “including without limitation” in all instances.

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IN WITNESS WHEREOF, each party hereto has executed this Agreement as of the date first above written.

NEW YORK REIT LIQUIDATING LLC

By:	/s/ Randolph C. Read
Name: Randolph C. Read
Title: Chairman

[Signature Page to Board Observer Agreement]

/s/ John Lee
John Lee

[Signature Page to Board Observer Agreement]